EXHIBIT 21.1

SUBSIDIARIES
OF
SM ENERGY COMPANY

A.    Wholly-owned subsidiaries of SM Energy Company, a Delaware corporation:
1.    SMT Texas LLC, a Colorado limited liability company
2.    Belring GP LLC, a Delaware limited liability company
3.    St. Mary Energy Louisiana LLC, a Delaware limited liability company
4.    Hilltop Investments, a Colorado general partnership
5.    Parish Ventures, a Colorado general partnership
6.    Green Canyon Offshore LLC, a Delaware limited liability company
B.    Partnership interests held by SMT Texas, LLC:
1.    St. Mary Land East Texas LP, a Texas limited partnership (99%) (the remaining 1% interest is held by SM Energy Company)